Exhibit 10.1

TENDER AND VOTING AGREEMENT

THIS TENDER AND VOTING AGREEMENT (this “Agreement”), dated as of November 7, 2021, is made by and among Open Text Corporation, a Canadian corporation (“Parent”), Zix Corporation, a Texas corporation (the “Company”), and Zephyr Holdco, LLC, a Delaware limited liability company (the “Stockholder”), an owner of shares of Series A Convertible Preferred Stock, par value $1.00 per share, of the Company (“Company Series A Preferred Stock”). Capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement (as defined below).

WHEREAS, Parent and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time in accordance with its terms (except for any Adverse Amendment, as defined below), the “Merger Agreement”), which provides, among other things, for a wholly-owned subsidiary of Parent (“Merger Sub”) to commence a tender offer (the “Offer”) for all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) and the subsequent merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock and Company Series A Preferred Stock set forth opposite the Stockholder’s name under the headings “Company Common Stock” and “Company Series A Preferred Stock”, respectively, on Annex I (all such shares that are outstanding as of the date hereof, together with any other shares of Company Common Stock or Company Series A Preferred Stock as to which the Stockholder acquires beneficial ownership after the date hereof and prior to the Effective Time, including any shares acquired by purchase, stock dividend, distribution, stock split, split-up, merger, consolidation, reorganization, recapitalization, combination or similar transaction or issued upon the exercise of any options, the conversion of any convertible securities (including the Conversion Shares, as defined below), pursuant to the settlement of any restricted stock, or otherwise, being referred to herein as the “Subject Shares”;

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that the Stockholder agree to enter into this Agreement, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement; and

WHEREAS, the Board of Directors of the Company has, prior to the execution of this Agreement, unanimously approved this Agreement, the Merger Agreement and the Transactions.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually agree as follows:

ARTICLE 1

AGREEMENT TO TENDER

Section 1.01 Agreement to Convert Company Series A Preferred Stock. The Stockholder agrees to convert, immediately prior to the Expiration Time and subject to satisfaction of each of the Conversion Conditions (as defined below), each Subject Share of Company Series A Preferred Stock into shares of Company Common Stock (any shares of Company Common Stock resulting from such conversion, “Conversion Shares”) in accordance with the terms of the Certificate of Designation of the Company Series A Preferred Stock, dated February 15, 2019 (the “Certificate of Designation”). The date of the effectiveness of such conversion of all such shares of Company Series A Preferred Stock into shares of Company Common Stock shall be referred to as the “Conversion Date.” The Stockholder hereby waives any and all notice and/or consent rights the Stockholder or its affiliates may have under the Certificate of Designation or that certain Investment Agreement, dated as of January 14, 2019, by and between the Company and TW, with respect to the Merger and the Transactions.

Section 1.02 Agreement to Tender.

(a) Unless this Agreement is terminated in accordance with its terms, the Stockholder shall duly tender (or cause to be tendered), in the Offer, immediately prior to the Expiration Time and subject to satisfaction of each of the requirements in Section 1.02(a)(ii), all of the Subject Shares pursuant to and in accordance with the terms of the Offer free and clear of all Liens. Promptly, but in any event no later than the tenth (10th) Business Day after the commencement of the Offer (such tenth (10th) Business Day, the “Tender Date”), the Stockholder shall:

(i)   with respect to any Subject Shares of Company Common Stock (other than with respect to the Conversion Shares, the tender of which shall be effected as provided by Section 1.02(a)(ii)), if any, (i) deliver (or cause to be delivered) to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to the Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Subject Shares (or an affidavit of lost certificate with respect thereto that is reasonably satisfactory to the Depositary to the extent any of such certificates have been lost, misplaced or destroyed) or, in the case of a book-entry transfer of any uncertificated Subject Shares, an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (ii) instruct the Stockholder’s broker or such other Person that is the holder of record of such Subject Shares to tender such Subject Shares pursuant to and in accordance with the terms of the Offer;

(ii) with respect to any and all Subject Shares of Company Preferred Stock and all Conversion Shares, deliver (or cause to be delivered) to the Depository (A) a letter of transmittal with respect to the Conversion Shares complying with the terms of the Offer and this Section 1.02(a)(ii), which shall be deemed effective immediately following the issuance of the Conversion Shares as provided in clause (C) hereof and prior to the Expiration Time, (B) a certificate or certificates representing the Subject Shares of Company Series A Preferred Stock from which the Conversion Shares are to be issued upon conversion thereof (or an affidavit of lost certificate with respect thereto that is reasonably satisfactory to the Depositary to the extent any of such certificates have been lost, misplaced or destroyed) or, in the case of a book-entry transfer of any uncertificated Subject Shares of Company Series A Preferred Stock, an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request), (C) a Conversion Notice (as defined in the Certificate of Designation) of such Subject Shares of Company Series A Preferred Stock into the Conversion Shares (together with any appropriate endorsements and transfer documents), which conversion shall be deemed effective immediately and automatically upon the satisfaction of each of the Conversion Conditions and immediately thereafter such Conversion Shares shall be tendered as contemplated by the letter of transmittal prior to the Expiration Time as contemplated by clause (A) above, and shall be irrevocable except as contemplated by Section 1.02(c); provided, that, notwithstanding anything herein to the contrary, the conversion of the Stockholder’s Company Series A Preferred Stock and tender of Conversion Shares by the Stockholder shall each be conditioned upon and subject to, and shall only be deemed effective upon, the satisfaction (or waiver by the Stockholder) of each of the following conditions: (i) all of the Offer Conditions (other than the Minimum Condition) have been satisfied, (ii) upon conversion by the Stockholder of its Company Series A Preferred Stock and the tender of such Conversion Shares, the Minimum Condition will have been satisfied, (iii) Merger Sub has the financial means available to, and will, promptly following such conversion and tender by the Stockholder and the Expiration Time, accept for payment all such Conversion Shares validly tendered in the Offer and not theretofore withdrawn, and (iv) receipt by the Stockholder (with a copy delivered to the Company) of a duly executed certificate of a duly authorized officer of Parent stating clauses (i) through (iii) above are true (the conditions set forth in the foregoing clauses (i) through (iv), the “Conversion Conditions”), and (D) all other documents or instruments required to be delivered pursuant to the terms of the Offer, subject to the terms and conditions hereof. Notwithstanding anything herein to the contrary, in the event that Parent, Merger Sub and the Company fail to consummate the Closing, any conversion of the Stockholder’s Company Series A Preferred Stock and/or tender of Conversion Shares that is effected without satisfaction (or waiver by the Stockholder) of each of the Conversion Conditions in accordance with this Section 1.02(a)(ii) during the term of this Agreement without the prior written consent of the Stockholder shall be null and void ab initio and have no effect.

(b) If the Stockholder acquires Subject Shares after the Tender Date, the Stockholder shall comply with clauses (i) and/or (ii), as applicable, of Section 1.02(a) with respect to such Subject Shares as promptly as practicable after such Subject Shares are acquired but in any event prior to the Expiration Time.

(c) The Stockholder agrees that once the Subject Shares (including any Conversion Shares) are tendered in accordance with and subject to the terms and conditions hereof, the Stockholder will not withdraw (or cause to be withdrawn) any tender thereof, unless and until (x) the Offer shall have been terminated or shall have expired, in each case, in accordance with the terms of the Merger Agreement, (y) this Agreement shall have been terminated in accordance with Section 4.04 hereof, or (z) the Minimum Condition will not be met upon the conversion of the Stockholder’s Company Series A Preferred Stock and tender of the Conversion Shares immediately prior to the Expiration Time

(d) Subject to the terms and conditions hereof, the Company covenants to cause its transfer agent to record such conversion and transfer to Merger Sub in the Company’s stock book on the terms set forth therein and to take all other reasonable action as is required to effect the conversion and tender subject to and in accordance with the terms of this Agreement.

(e) Each of Parent and the Company shall use their respective reasonable best efforts to cause the Closing of the Merger to occur on the same day as the payment of the Offer Acceptance Consideration and in any event each of Parent and the Company shall cause the Closing of the Merger to occur within one (1) Business Day following the payment of the Offer Acceptance Consideration, in each case upon the terms and subject to the conditions set forth in the Merger Agreement.

(f) Solely in the event that the Merger Agreement is terminated in accordance with its terms, the Company hereby agrees to indemnify and hold harmless, to the fullest extent permitted by applicable Law, the Stockholder and its the former, current and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders, directors, officers, employees, agents, attorneys and assignees of each of the Stockholder and each of their respective Affiliates and former, current and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders, directors, officers, employees, agents, attorneys and assignees of each of the foregoing (collectively, the “Stockholder Related Parties”) from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses (including economic losses), claims, damages, liabilities and amounts paid, including in settlement or compromise, in connection with (i) any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to the transactions contemplated hereby and/or the Transactions, (ii) any actions taken by the Company, Parent or Merger Sub with respect to the transactions contemplated hereby and/or the Transactions, and (iii) any conversion of the Stockholder’s Company Series A Preferred Stock and/or tender of Conversion Shares that is not in accordance with the terms of this Agreement, including Section 1.02(a)(ii).

Section 1.03 Voting of Subject Shares.

(a) For so long as this Agreement is in effect, at every meeting of the Stockholders of the Company called for such purpose, and at every adjournment or postponement thereof, the Stockholder shall, or shall cause the holder of record on any applicable record date to, vote or to provide a written consent in respect of the Subject Shares (to the extent that any of the Subject Shares have not been purchased in the Offer) against (i) any Acquisition Proposal or any proposal relating to any Acquisition Proposal, (ii) any merger (other than the Merger), consolidation or other combination involving the Company or the Company Subsidiaries or a reorganization, recapitalization, extraordinary dividend, dissolution or liquidation of the Company or any of its Subsidiaries, (iii) to the extent submitted to a stockholder vote, any change in the business, management or Board of Directors of the Company (other than as directed by Parent or Merger Sub) or (iv) any other action, proposal or agreement that would (A) reasonably be expected, to impede, interfere with, materially delay or postpone the Merger or the other transactions contemplated by the Merger Agreement, (B) result in any of the Offer Conditions or conditions to the Merger not being fulfilled or satisfied or (C) change in any manner the dividend policy or capitalization of, including the voting rights of any class of equity interests in, the Company. The Stockholder shall retain at all times the right to vote the Subject Shares in the Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in this Section 1.03. In the event that any meeting of the Stockholders of the Company is held, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Subject Shares (to the extent that any of the Subject Shares are not purchased in the Offer) to be counted as present thereat for purposes of establishing a quorum.

(b) Notwithstanding anything herein to the contrary, the Stockholder shall remain free to vote (or execute proxies with respect to the Subject Shares) with respect to any matter not covered by Section 1.03(a) in any manner the Stockholder deems appropriate.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Section 2.01 Representations and Warranties of the Stockholder . The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) Organization. The Stockholder is an entity duly organized, validly existing and in good standing under the applicable Laws of its jurisdiction of formation.

(b) Authorization; Validity of Agreement; Necessary Action. The Stockholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. To the extent applicable, the execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due execution of this Agreement by Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar applicable Laws affecting creditors’ rights generally and to general principles of equity.

(c) Ownership. As of the date hereof, the number of shares of Company Common Stock and Company Series A Preferred Stock beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by the Stockholder (and any employee of the Stockholder or its affiliates who is a director of the Company) is set forth opposite the Stockholder’s name under the headings “Company Common Stock” and “Company Series A Preferred Stock” on Annex I, respectively. Such shares of Company Common Stock or Company Series A Preferred Stock are, and (except as otherwise expressly permitted by this Agreement) any additional shares of Company Common Stock or Company Preferred Stock and any options to purchase shares of Company Common Stock or Company Preferred Stock or any other securities of the Company convertible, exercisable or exchangeable into shares of Company Common Stock or Company Preferred Stock that are acquired by the Stockholder after the date hereof and prior to the Effective Time will be, beneficially owned solely by the Stockholder. As of the date hereof, the Subject Shares set forth on Annex I constitute all of the securities of the Company held of record, beneficially owned by or for which voting power or disposition power is held or shared by the Stockholder. The Stockholder has and (except as otherwise expressly permitted by this Agreement) will have at all times through the Offer Acceptance Time sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 1, Article 3, and Section 4.04, and sole right, power and authority to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable Laws and the terms of this Agreement. The Stockholder has good, valid and marketable title to the Subject Shares, free and clear of all Liens, other than pursuant to this Agreement, and the Stockholder will have good, valid, and marketable title to all of the Subject Shares at all times through the Offer Acceptance Time, free and clear of any Liens. The Stockholder further represents that any proxies heretofore given in respect of any Subject Shares by the Stockholder are revocable.

(d) No Violation. The execution, delivery and performance of this Agreement by the Stockholder, and the consummation by the Stockholder of the transactions contemplated hereby does not and will not, (i) assuming the filing of such reports as may be required under Sections 13(d) and 16 of the Exchange Act, conflict with or violate any Law applicable to the Stockholder or by which any of the Stockholder’s assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of the Stockholder pursuant to, any Contract to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s assets or properties is bound, except for any of the foregoing in (i) or (ii) above as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. The execution, delivery and performance of this Agreement by the Stockholder, and the consummation by the Stockholder of the transactions contemplated hereby does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to any (x) Governmental Authority, except for filings that may be required under the Exchange Act or the HSR Act or (y) third party, except, in the case of (x) or (y) above, as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) Absence of Litigation. As of the date hereof, there is no Legal Proceeding or, to the knowledge of the Stockholder, threatened against the Stockholder before or by any Governmental Authority that would materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Brokers’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder, other than ordinary and customary fees related to brokerage or similar accounts.

(g) Acknowledgement. The Stockholder has received and reviewed a draft copy of the Merger Agreement or a summary thereof. The Stockholder understands and acknowledges that each of Parent and Merger Sub is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

Section 2.02 Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub, jointly and severally, hereby represents and warrants to the Stockholder as follows (it being understood that the representations and warranties with respect to Merger Sub are made effective only upon, and as of, the execution of the Joinder (as defined below) by Merger Sub):

(a) Organization. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and, when applicable, in good standing under the applicable Law of its jurisdiction of formation.

(b) Authorization; Validity of Agreement: Necessary Actions. Each of Parent and Merger Sub has all power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due execution of this Agreement by the Stockholder, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

(c) No Violation. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby does not and will not, (i) assuming compliance with the matters set forth in Section 4.4 of the Merger Agreement, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of Parent’s or Merger Sub’s assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, to the extent applicable, any provisions of the organizational documents of Parent or Merger Sub, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of by Parent or Merger Sub pursuant to any Contract to which by Parent or Merger Sub is a party or by which by Parent or Merger Sub or any of Parent’s or Merger Sub’s assets or properties is bound, except for any of the foregoing in (i) or (ii) above as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of by Parent or Merger Sub to perform their obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to any (x) Governmental Authority, except for filings of the Certificate of Merger with the Secretary of State of the State of Texas or filings that may be required under the Exchange Act and the HSR Act or (y) third party, except, in the case of (x) or (y) above, as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Parent or Merger Sub to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 2.03 Representation and Warranties of the Company. The Company hereby severally but not jointly represents and warrants to Parent and Merger Sub as follows:

(a) Organization. The Company is an entity duly organized, validly existing and in good standing under the applicable Laws of its jurisdiction of formation.

(b) Authorization; Validity of Agreement; Necessary Action. The Company has the legal capacity and all power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. To the extent applicable, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar applicable Laws affecting creditors’ rights generally and to general principles of equity.

(c) No Violation. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby does not and will not, (i) assuming the filing of such reports as may be required under Sections 13(d) and 16 of the Exchange Act, conflict with or violate any applicable Law applicable to the Company or by which the Company’s assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of the Company pursuant to, any Contract to which the Company is a party or by which the Company or any of the Company’s assets or properties is bound, except for any of the foregoing in (i) or (ii) above as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Company to perform the Company’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to any (x) Governmental Authority, except for filings that may be required under the Exchange Act or the HSR Act or (y) third party, except, in the case of (x) or (y) above, as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company before or by any Governmental Authority that would materially impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE 3

OTHER COVENANTS

Section 3.01 No Transfers; No Group.

(a) The Stockholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to, directly or indirectly (i) grant any proxy or power-of-attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Subject Shares, (ii) sell, transfer, pledge, encumber, assign, gift or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise, including by operation of law, other than by death of any person) of, or consent to any of the foregoing (collectively, a “Transfer”), any Subject Shares or any rights or interests therein, (iii) or enter into any Contract with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Subject Shares or any interest therein, or (iv) take any other action that would restrict the ability, limit or interfere in any material respect with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby. Notwithstanding the foregoing, the preceding sentence shall not prohibit a Transfer of Subject Shares by the Stockholder to one or more Affiliates of the Stockholder, provided that any Transfer permitted pursuant to this sentence shall be permitted only if, as a precondition to such Transfer, the transferee of such Subject Shares agrees in writing with Parent and Merger Sub to be bound by the terms and conditions of this Agreement (or an agreement that is substantively identical to this Agreement).

(b) The Stockholder agrees that it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) that it is not currently a part of and that has been disclosed in a filing on Schedule 13D prior to the date hereof (other than as a result of entering into this Agreement) with respect to any Subject Shares, warrants or any other voting securities of the Company for the purpose of opposing or competing with the Transactions.

Section 3.02 Changes to Shares. In case of a stock dividend or distribution, or any change in Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction. The Stockholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number of any additional Shares or other securities of the Company acquired by the Stockholder, if any, after the date hereof.

Section 3.03 No Inconsistent Arrangements. The Stockholder agrees, while this Agreement is in effect, (i) not to take, agree or commit to take any action that would reasonably be expected to make any representation or warranty of the Stockholder contained in this Agreement materially inaccurate as of any time during the term of this Agreement or (ii) to take all reasonable action necessary to prevent any such representation or warranty from being materially inaccurate at any such time.

Section 3.04 Appraisal Rights. The Stockholder waives and agrees not to exercise any rights of appraisal, rights to dissent or similar rights with respect to the Merger or other transactions contemplated by the Merger Agreement that the Stockholder may have with respect to the Subject Shares pursuant to applicable Law, including Subchapter H, Chapter 10 of the TBOC.

ARTICLE 4

MISCELLANEOUS

Section 4.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered to Parent and Merger Sub or the Company in accordance with Section 9.2 of the Merger Agreement and to the Stockholder at its address set forth below the Stockholder’s signature hereto (or at such other address for a party as shall be specified by like notice) and shall be deemed to have been duly given to the Stockholder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand or by fax; or (iv) on the date sent by email (with confirmation of delivery of such email).

Section 4.02 Further Assurances. The Stockholder and the Company shall, upon request of Parent or Merger Sub, execute and deliver, or cause to be executed and delivered any additional documents and other instruments, or take, or cause to be taken, such further actions, in each case, as may reasonably be requested by Parent or Merger Sub to carry out the provisions of this Agreement and the transaction contemplated hereby.

Section 4.03 Disclosure. The Stockholder shall permit the Company, Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC to the extent required under the Exchange Act and the regulations promulgated thereunder, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

Section 4.04 Termination. This Agreement and all rights and obligations hereunder shall terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the mutual written agreement of the parties to terminate this Agreement, or (iv) the date of any Adverse Amendment. An “Adverse Amendment” means an amendment or modification to the Merger Agreement or the Offer Documents, or a waiver of a provision therein, without the Stockholder’s prior written consent, that (a) materially delays or imposes any additional material restrictions or conditions on the payment of the Acceptance Consideration and/or the merger consideration, (b) imposes any additional material conditions on the consummation of the Merger, (c) decreases the amount or changes the kind of consideration to be paid to the Company’s stockholders in connection with the Merger or (d) adversely affects the tax consequences of the Merger to the Stockholder. In the event of a termination of this Agreement pursuant to this Section 4.04, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided that the provisions of Article 4, but excluding Section 4.02, shall survive the termination of this Agreement, and no such termination shall relieve any party hereto from any liability for any willful and material breach of this Agreement occurring prior to such termination.

Section 4.05 Amendments and Waivers.

(a) The parties hereto may modify or amend this Agreement solely by written agreement executed and delivered by the respective parties.

(b) Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 4.06 Expenses. The Stockholder shall be entitled to reimbursement from the Company for all reasonable and documented out-of-pocket fees, costs and expenses (including attorneys’ fees) incurred or payable by the Stockholder and/or its affiliates in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement or the Transactions are consummated, which shall not exceed $90,000 in the aggregate. All other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses, whether or not the transactions contemplated by this Agreement or the Transactions are consummated.

Section 4.07 Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith the Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares of the Stockholder (and that this Agreement places limits on the voting and transfer of such Subject Shares), which stop transfer order shall terminate upon the termination of this Agreement.

Section 4.08 Binding Effect; Benefit; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent and Merger Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more of direct or indirect wholly-owned subsidiaries of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 4.09 Governing Law. This Agreement and all Legal Proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub, the Company or the Stockholder in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware (except for provisions of this Agreement or aspects of the Transactions that are specifically stated to be governed by the Laws of another jurisdiction (in which case such provisions or aspects of the Transactions shall be deemed to be governed by the Laws of such jurisdiction)).

Section 4.10 Jurisdiction. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts, as hereinafter defined) in any Legal Proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 4.01 or in such other manner as may be permitted by applicable Law, but nothing in this Section 4.10 will affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the state courts of the State of Delaware, or any federal court sitting in the State of Delaware (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the Transactions; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the Transactions will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the” same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of the parties hereto agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 4.11 Service of Process . Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 4.10 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to such party’s address as specified in or pursuant to Section 4.01. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 4.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 4.12.

Section 4.13 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s articles of organization and bylaws, the transactions contemplated by the Merger Agreement and this Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

Section 4.14 Entire Agreement; Third Party Beneficiaries . This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to in this Agreement (a) constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing, Parent agrees to cause Merger Sub to execute a joinder to this Agreement (the “Joinder”) as soon as reasonably practicable following the date hereof (and in any event prior to the Offer Commencement Date) and immediately upon the execution of the Joinder by Merger Sub, and without further action by any party hereto, Merger Sub shall become a party hereto and shall be bound by the terms, covenants and other provisions of this Agreement applicable to it as Merger Sub and shall assume all rights and obligations of the Merger Sub hereunder, with the same force and effect as if it were an original signatory hereto.

Section 4.15 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the original intent of the parties hereto as closely as possible in an acceptable manner, in order that the Offer, the Merger and the other Transactions to be consummated as originally contemplated to the fullest extent possible. The parties hereto further agree to use reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 4.16 Specific Performance.

(a) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions that are required of it by this Agreement in order to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that: (A) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement; and (B) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement.

(b) The parties hereto agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Stockholder or the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the parties hereto pursuant to this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

Section 4.17 Headings. The Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.18 Interpretation. Any reference to any national, state, local or foreign applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation

Section 4.19 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 4.20 Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in electronic format (including PDF or any electronic signature complying with applicable law) in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 4.21 No Ownership Interest. Except as specifically provided herein, (a) all rights, ownership and economic benefits of and relating to the Stockholder’s Subject Shares shall remain vested in and belong to the Stockholder and (b) Parent and Merger Sub shall have no authority to exercise any power or authority to direct or control the voting or disposition of any Subject Shares or direct the Stockholder in the performance of its duties or responsibilities as a stockholder of the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

OPEN TEXT CORPORATION

By:	/s/ Gordon A. Davies
	Name:	Gordon A. Davies
	Title:	EVP, CLO and Corporate Development

ZIX CORPORATION

By:	/s/ David J. Wagner
	Name:	David J. Wagner
	Title:	President & CEO

[ Signature Page – Tender and Voting Agreement ]

IN WITNESS WHEREOF, the Stockholder below has severally caused this Agreement to be duly executed as of the day and year first above written.

STOCKHOLDER:

ZEPHYR HOLDCO, LLC

By:	True Wind Capital, L.P., its manager

By:	True Wind Capital GP, LLC, its general partner

By:	/s/ James H. Greene, Jr.
Name: James H. Greene, Jr.
Title: Managing Member

Notice Address: Four Embarcadero Center, Suite 2100 San Francisco, CA 94111 Notice Email Address: rufina@truewindcapital.com

[ Signature Page – Tender and Voting Agreement ]

ANNEX I

Stockholder	Company Common Stock[1]	Company Series A Preferred Stock
Zephyr Holdco, LLC	—	100,206

[1]	Not including shares of Company Common Stock issuable upon conversion of Company Series A Preferred Common Stock.